Exhibit 24(b)(8.91)

AMENDMENT TO

SELLING AND SERVICES AGREEMENT

            THIS AMENDMENT to the Selling and Services Agreement (“Amendment”) is entered into and is effective this 18th day of June, 2007 by and among ING Financial Advisers, LLC, ING Life Insurance and Annuity Company (collectively, the “ING Entities”) and Lazard Asset Management Securities LLC (“Distributor”).

            WHEREAS, the parties to this Amendment have previously executed that certain Selling and Services Agreement dated July 1, 1998, as amended (“Agreement”); and

            WHEREAS, the parties to this Amendment wish to amend the Agreement to add additional portfolios and revise the fee schedule as described on Schedule A; and

            WHEREAS, on April 1, 2004, Lazard Freres & Co. LLC assigned all of its rights and obligations under the Agreement to Lazard Asset Management Securities LLC, a wholly-owned subsidiary of Lazard Asset Management LLC; and

            WHEREAS, on May 1, 2002, Aetna Life Insurance and Annuity Company changes its name to ING Life Insurance and Annuity Company; and Aetna Investment Services, LLC changed its name to ING Financial Advisers, LLC (collectively, the “ING Entities”);

            WHEREAS, also on May 1, 2002, the ING Entities assumed all of the rights, obligations and liabilities previously performed by the Aetna Entities under the Agreement.

            WHEREAS, on January 3, 2006, ING Insurance Company of America merged into its parent company, ING Life Insurance and Annuity Company, a Connecticut insurance company.    Parties now desire to modify the Agreement to add Variable Annuity Account I as a variably annuity account.

            NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency   of which are hereby acknowledged, the parties to this Amendment agree to amend the Agreement as follows:

1.         Schedule A (attached) is hereby amended and incorporated into the Agreement.

2.         Except as modified by this Amendment, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, each party has executed this Amendment by a duly authorized officer.

LAZARD ASSET MANAGEMENT SECURITIES LLC   By:       /s/ Charles L. Carroll Name:  Charles L. Carroll Date:    7/20/07

ING LIFE INSURANCE AND ANNUITY COMPANY By: /s/ Michael C. Eldredge Name: MICHAEL C. ELDREDGE, VP Date: 7/25/2007
ING Financial ADvisers, LLC By: /s/ David A. Kelsey Name: David A. Kelsey Date: July 30, 2007

Schedule A

(amended as of July 18, 2007)

Open Shares

Portfolio Name	CUSIP	12b-1*	Service Fees
Lazard Emerging Markets Portfolio	52106N764%		%
Lazard International Equity Portfolio	52106N830%		%
Lazard International Equity Select Portfolio	52106N657%		%
Lazard International Small Cap Portfolio	52106N772%		%
Lazard Mid Cap Portfolio	52106N715%		%
Lazard Small Cap Portfolio	52106N780%		%
Lazard U.S. Small Cap Equity Growth Portfolio	52106N566%		%
Lazard U.S. Strategic Equity Portfolio	52106N632%		%
Lazard U.S. Equity Value Portfolio	52106N574%		%
Lazard International Strategic Equity Portfolio	52106N582%		%

___________________________

*      Payment is subject to continued effectiveness of the 12b-1 Plan.  We understand that the Fund’s Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made.  In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.